Exhibit 99.01

Tecogen Announces Second Quarter 2016 Results
Delivers dramatic 10.4% combined gross margin improvement; current backlog near $16 million

WALTHAM, Mass., August 10, 2016 - Tecogen® Inc. (NASDAQ:TGEN), a leading manufacturer of clean energy products which, through patented technology, nearly eliminate criteria pollutants and significantly reduce a customer's carbon footprint, reported revenues of $5,687,308 for the quarter ended June 30, 2016 compared to $6,383,831 for the same period in 2015.
Backlog of products and installations was $14.1 million as of second quarter end and currently stands at $15.9 million (as of August 5, 2016), over 70% growth in backlog when compared to the second quarter ended 2015. Speaking about the backlog, Benjamin Locke, Tecogen Co-Chief Executive Officer noted, “The sales team has been executing well and closing orders, this strong backlog sets us up to deliver what we expect to be compelling results over the next several quarters.”
Cost of sales improved dramatically in the period to $3,584,414, delivering a 15.5% cost reduction over the prior year. This improvement generated 10.4% combined gross margin improvement in the quarter, bringing gross margin up to 37.0% compared to 33.5% in second quarter 2015. Gross profit was $2,102,894 for the quarter ended June 30, 2016 compared to $2,140,890, a decrease of 1.8% versus the prior year. Despite the decline in revenues, this small decrease in gross profit is a testament to the effectiveness of management's ongoing expense control initiatives.
Revenue results were helped by 7.9% growth in Services related revenues over the prior year period. That improvement was partially offset by a year-on-year decline in product sales, although product sales improved sequentially when compared to first quarter 2016. This positive Services momentum was primarily driven by improvements in installation related revenues as expected project delays abated. Total Services revenue growth continues to steadily benefit from increasing penetration in service contracts and favorable operating metrics for the installed fleet.
Product sales revenues were lower in the period, with a 28.0% reduction over the prior year comparable quarter. This decline in total Product revenue was impacted by lower cogeneration sales that were partially offset by a 39.0% improvement in chiller and heat pump sales versus second quarter 2015. Variations in product mix are typical from quarter to quarter as customer orders for different products are not entirely predictable.
On a combined basis, operating expense was up 1.9% to $2,488,924 for the second quarter 2016 from $2,443,205 in the second quarter of 2015. Despite the small increase, operating expense remains in line with management's goal to hold full year operating expense near $10 million.
Speaking about the results, Mr. Locke added, "The sales team had some notable wins in the quarter and is making material progress on building lasting relationships with partners that can produce long term repeat business for Tecogen. Launched in May, TTcogen, our joint venture with Czech CHP manufacturer TEDOM a.s., is already seeing strong interest in the expanded product portfolio - as demonstrated by our recent announcement of the first sale of a Micro T35. Taken as a whole, with the new expanded product portfolio of TTcogen alongside Tecogen's expert installation and long term service offerings, the sales team is well positioned to succeed. On the downside, product margins were impacted by one-time transitional costs of closing out the first generation InVerde product line and introducing our new, more robust InVerde e+ product. In the long term, the newer cogeneration product will deliver excellent margins for the company. We have made great progress with current and new material suppliers to improve margins even further. In addition, we continue to execute well on our cost control initiatives. Looking ahead, we expect trends in energy efficiency, emissions control, and building resiliency all to grant significant competitive advantage to our portfolio of clean energy technologies and act as long term growth tailwinds."

Exhibit 99.01

Major Highlights:
Financial

•	Gross profit for the second quarter of 2016 was $2,102,894 compared to $2,140,890, a near flat result when compared to the same period in 2015 as margin improvement offset the decline in revenues.

•
Gross margin in the second quarter 2016 increased to 37.0% compared to 33.5% in 2015. Margins benefited from a revenue mix shift and strong improvement in Services gross margin, partially offset by a decline in Product gross margin.

•
Services gross margin improved to 44.6% in the period compared to the 33.6% Services gross margin reported in second quarter 2015. Services gross margin was helped by a pick-up in Installation activity and installation efficiency improvements.

•
Product gross margin was 26.6% for second quarter 2016 compared to 33.5% in second quarter 2015. Product gross margin was primarily impacted by the write-down of inventory and associated supplier-termination charges related to the retirement of the first generation InVerde.

•
On a combined basis, operating expense grew to $2,488,924 for the first quarter 2016 from $2,443,205 in the first quarter of 2015, a 1.9% change but still in line with management's goal to deliver full year operating expense near $10 million.

•	Consolidated net loss, attributable to Tecogen, for the three months ended June 30, 2016 was $415,539 compared to $362,839 for the same period in 2015.

•	Net loss per share was $0.02 and $0.02 for the three months ended June 30, 2016 and 2015, respectively.

Sales & Operations

•
Current sales backlog of equipment and installations as of Friday August 5, 2016 was $15.9 million, driven by strong traction in the InVerde product line and Installation services. For the quarter ended June 30, 2016, backlog was $14.1 million, significant growth over both the $11.5 million in backlog reported in the earnings release dated May 11, 2016 and well above the $9.3 million in backlog at second quarter-end 2015 - in line with the Company’s goal of consistently delivering quarter-end product backlog greater than $10 million.

•
Although total revenues were down on a year-on-year basis, sequentially revenues posted 12% growth over first quarter 2016; driven by a 6.3% improvement in Product revenue and Services revenue growth of 16.6%.

•
In May Tecogen and TEDOM a.s. launched TTcogen LLC, a 50/50 joint venture that utilizes Tecogen's sales and service capabilities to bring TEDOM's efficient and versatile CHP products to the United States. The new product portfolio quadruples Tecogen's potential addressable market for cogeneration and allows the sales team to offer efficient equipment powered by renewable biofuel, an important new market with significant growth potential.

•
Chiller orders rebounded in the quarter helped by growing sales momentum in the indoor agriculture segment as well as by a repeat order from Stanley Black & Decker for their manufacturing facility in Mexico.

•
Emissions development progress continued with rigorous analysis of ULTRATEK's Phase 1 automotive emissions testing results proving Ultera effective at delivering substantial emissions reductions in excess of currently available commercial automotive technology. The ULTRATEK team has scheduled a second round of vehicle tests beginning later this month that will utilize a more refined design of the system applied to other gasoline powered models. These models were selected as representing very advanced, high mileage models for which our industry assessment indicates are vehicle types of high importance but with inherent emissions challenges.

•
The sales team continued to demonstrate progress toward management's plan to develop ongoing customer relationships with high level targets likely to produce repeat orders. Repeat orders were won from several ESCO partners as well as a notable New Jersey property developer.

Exhibit 99.01

Conference Call Scheduled for Today at 11:00 am ET
Tecogen will host a conference call today to discuss the first quarter results beginning at 11:00 am eastern time. To listen to the call dial (888) 349-0103 within the U.S., (855) 669-9657 from Canada, or (412) 902-0129 from other international locations. Participants should ask to be joined to the Tecogen Inc. call. Please begin dialing at least 10 minutes before the scheduled starting time. The earnings press release will be available on the Company website at www.Tecogen.com in the "News and Events" section under "About Us." The conference call will be recorded and available for playback one hour after the end of the call. The earnings conference call will also be webcast live. To view the associated slides, register for and listen to the webcast, go to http://investors.tecogen.com/webcast. Following the call, the webcast will be archived for 30 days.
The earnings conference call will be recorded and available for playback one hour after the end of the call through Wednesday, August 17th, 2016. To listen to the playback, dial (877) 344 7529 within the U.S., (855) 669-9658 from Canada, or (412) 317-0088 outside the U.S. and use Replay Access Code 10090426.

About Tecogen
Tecogen Inc. designs, manufactures, sells, installs, and maintains high efficiency, ultra-clean, cogeneration products including natural gas engine-driven combined heat and power, air conditioning systems, and high-efficiency water heaters for residential, commercial, recreational and industrial use. The company is known for cost efficient, environmentally friendly and reliable products for energy production that, through patented technology, nearly eliminate criteria pollutants and significantly reduce a customer’s carbon footprint.
In business for over 20 years, Tecogen has shipped more than 2,300 units, supported by an established network of engineering, sales, and service personnel across the United States. For more information, please visit www.tecogen.com or contact us for a free Site Assessment.
Tecogen, InVerde, Ilios, Tecochill, Ultera, and e+, are registered trademarks or trademark pending registration of Tecogen Inc.

Forward Looking Statements: This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company's website and in Securities and Exchange Commission filings. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Tecogen Media & Investor Relations Contact Information:
Ariel F. Babcock, CFA                 John N. Hatsopoulos
P: (781) 466-6413                 P: 781-622-1120
E: Ariel.Babcock@tecogen.com         E: John.Hatsopoulos@tecogen.com

Exhibit 99.01

TECOGEN INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2016 and December 31, 2015
(unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$4,069,660	$5,486,526
Short-term investments	—	294,802
Accounts receivable, net	6,241,054	5,286,863
Unbilled revenue	1,214,218	1,072,391
Inventory, net	4,940,315	5,683,043
Due from related party	391,443	1,177,261
Prepaid and other current assets	487,138	353,105
Total current assets	17,343,828	19,353,991
Property, plant and equipment, net	560,868	543,754
Intangible assets, net	1,046,812	1,044,611
Goodwill	40,870	40,870
Other assets	58,425	58,425
TOTAL ASSETS	$19,050,803	$21,041,651

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,618,285	$3,311,809
Accrued expenses	1,036,782	1,066,860
Deferred revenue	808,832	996,941
Total current liabilities	4,463,899	5,375,610
Long-term liabilities:
Deferred revenue, net of current portion	296,085	273,162
Senior convertible promissory note, related party	3,124,061	2,951,011
Total liabilities	7,884,045	8,599,783
Commitments and contingencies (Note 6)

Stockholders’ equity:
Tecogen Inc. stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 19,161,579 and 18,478,990 issued and outstanding at June 30, 2016 and December 31, 2015	19,162	18,479
Additional paid-in capital	34,203,702	34,501,640
Accumulated deficit	(23,056,106)	(21,682,437)
Total Tecogen Inc. stockholders’ equity	11,166,758	12,837,682
Noncontrolling interest	—	(395,814)
Total stockholders’ equity	11,166,758	12,441,868
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,050,803	$21,041,651

Exhibit 99.01

TECOGEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three and six months months ended June 30, 2016 and 2015
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Revenues
Products	$2,408,860	$3,345,571	$4,675,008	$6,883,446
Services	3,278,448	3,038,260	6,087,815	5,603,819
Total revenues	5,687,308	6,383,831	10,762,823	12,487,265
Cost of sales
Products	1,767,052	2,224,415	3,319,768	4,778,053
Services	1,817,362	2,018,526	3,620,817	3,343,347
Total cost of sales	3,584,414	4,242,941	6,940,585	8,121,400
Gross profit	2,102,894	2,140,890	3,822,238	4,365,865
Operating expenses
General and administrative	2,002,172	1,890,503	3,894,392	4,077,632
Selling	335,089	324,384	850,121	818,058
Research and development	151,663	228,318	370,621	404,481
Total operating expenses	2,488,924	2,443,205	5,115,134	5,300,171
Loss from operations	(386,030)	(302,315)	(1,292,896)	(934,306)
Other income (expense)
Interest and other income	2,770	685	5,661	9,788
Interest expense	(44,053)	(30,351)	(86,434)	(60,410)
Total other expense, net	(41,283)	(29,666)	(80,773)	(50,622)
Loss before income taxes	(427,313)	(331,981)	(1,373,669)	(984,928)
Consolidated net loss	(427,313)	(331,981)	(1,373,669)	(984,928)
Less: (Income) loss attributable to the noncontrolling interest	11,774	(30,858)	64,962	4,625
Net loss attributable to Tecogen Inc.	$(415,539)	$(362,839)	$(1,308,707)	$(980,303)
Net loss per share - basic and diluted	$(0.02)	$(0.02)	$(0.07)	$(0.06)
Weighted average shares outstanding - basic and diluted	19,088,828	16,338,909	18,783,909	16,282,027

Exhibit 99.01

TECOGEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the six months ended June 30, 2016 and 2015
(unaudited)

	June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net loss	$(1,373,669)	$(984,928)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	131,941	138,828
Provision (recover) for inventory reserve	(40,000)	23,000
Stock-based compensation	88,177	51,497
Non-cash interest expense	23,050	24,899
Loss (gain) on sale of assets	640	(5,073)
Changes in operating assets and liabilities
(Increase) decrease in:
Short term investments	294,802	291,047
Accounts receivable	(954,191)	237,989
Unbilled revenue	(141,827)	(896,001)
Inventory, net	782,728	280,480
Due from related party	785,818	(372,570)
Prepaid expenses and other current assets	(134,033)	(160,964)
Other non-current assets	—	(5,100)
Increase (decrease) in:
Accounts payable	(693,524)	915,942
Accrued expenses	(30,078)	331,447
Deferred revenue	(165,186)	(712,759)
Net cash used in operating activities	(1,425,352)	(842,266)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(100,925)	(12,935)
Proceeds from sale of assets	—	16,874
Purchases of intangible assets	(50,970)	(95,086)
Net cash used in investing activities	(151,895)	(91,147)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (payments) on demand notes payable and line of credit to related party	150,000	—
Payment of stock issuance costs	(8,544)	—
Proceeds from sale of restricted common stock, net	—	996,874
Proceeds from the exercise of stock options	18,925	360,225
Net cash provided by financing activities	160,381	1,357,099
Net increase (decrease) in cash and cash equivalents	(1,416,866)	423,686
Cash and cash equivalents, beginning of the period	5,486,526	1,186,033
Cash and cash equivalents, end of the period	$4,069,660	$1,609,719
Supplemental disclosures of cash flows information:
Cash paid for interest	$72,199	$60,410
Stock exchange for non-controlling interest in Ilios	330,852	—